EXHIBIT 10.3

HNI CORPORATION
        LONG-TERM PERFORMANCE PLAN
(Adopted February 16, 2000. Amended January 1, 2004 and August 8, 2006.)

HNI Corporation, an Iowa corporation (the "Corporation") hereby establishes this Long-Term Performance Plan (the "Performance Plan") effective as of January 1, 2003, and amended on January 1, 2004 and August 8, 2006.

1. Purpose. The purpose of this Performance Plan is to promote the attainment of the Corporation's performance goals by providing incentive compensation for certain designated key executives and employees of the Corporation and its Subsidiaries.

2. Definitions. The following terms have the following meanings when used in this Performance Plan with initial capital letters:

(a) "Board" means the Board of Directors of the Corporation or, pursuant to any delegation by the Board to the Committee pursuant to Section 13, the Committee.

(b) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(c) "Committee" means the Human Resources and Compensation Committee of the Board as constituted at the relevant time, which shall consist of two or more "outside directors" within the meaning of Section 162(m) of the Code who are not eligible for participation in the Plan.

(d) "Disability or Disabled," with respect to a Participant, means that the Participant satisfies the requirements to receive long-term disability benefits under the Corporation-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, or that the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits. A Participant shall not be considered to be Disabled unless the Participant furnishes proof of the Disability to the Corporation in such form and manner as the Corporation may require.

(e) "Earned Performance Award" means the award, if any, payable to a Participant at the end of the Performance Period.

(f) "162(m) Employee," for any calendar year, means an employee of the Corporation who, as of the close of the calendar year, is: (a) the CEO (or an individual acting in such capacity); or (b) among the four highest compensated officers of the Corporation (other than the CEO). Whether an employee is the CEO or one of the four highest compensated officers of the Corporation is determined pursuant to the executive compensation rules of the Securities Exchange Act of 1934.

(g) "Operating Unit" means either:  (i) the Corporation as a whole; (ii) an individual subsidiary, division, store, or other business unit of the Corporation; or (iii) a grouping of business units, that employs individuals that have been approved to participate in this Performance Plan by the Board.

(h) "Participant" means a person who is designated by the Board to receive benefits under this Performance Plan and who is at the time an officer, executive, or other employee of the Corporation or any one or more of its Subsidiaries, or who has agreed to commence serving in any such capacity.

(i) "Performance Measure" means the level of performance for the Operating Unit, a division or other business unit of an operating unit, or any of them, for each Performance Period, in each case as established pursuant to Section 6. A Performance Measure may take into account such criteria as the Board determines to be appropriate.

(j) "Performance Period" means a period of three consecutive fiscal years of the Corporation commencing on the first day of a fiscal year of the Corporation or other period as selected by the Board.

(k) "Retirement," of a Participant, means: (i) for Performance Periods commencing on or after January 1, 2007, the Participant's termination of employment with the Corporation and its Subsidiaries after the attainment of age 65, or age 55 with ten years of service with the Corporation or a Subsidiary, provided, however, that the Chief Executive Officer of the Corporation, in his or her discretion, may waive or reduce the ten-year service requirement with respect a Participant; and (ii) for Performance Periods commencing prior to January 1, 2007, the Participant's voluntary termination of employment with the Corporation on or after attainment of age 65, or when the Participant is at least 55 years old and the sum of the Participant's age and service equals at least 65.

(l) "Target Performance Award" means the dollar award established for a Participant if the Performance Measures applicable to the Participant is achieved.

(m) "Subsidiary" has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or under any successor rule substantially to the same effect).

3. Eligibility.

(a) Except as otherwise provided in this Section 3, an employee of the Corporation or one of its Subsidiaries will become a Participant for a particular Performance Period to the extent designated by the Board, or by the Chief Executive Officer of the Corporation if the Board delegates such authority to Chief Executive Officer.

(b) An employee who first becomes eligible to participate after the beginning of a particular Performance Period will become a Participant for such Performance Period only in accordance with this Section 3(b). The Board, or the Chief Executive Officer of the Corporation if the Board delegates such authority to the Chief Executive Officer, may allow participation for a portion of such Performance Period for such employee on such terms and conditions as the Board (or the Chief Executive Officer) may determine.

4. Earned Performance Award.  Unless changed by the Board, each eligible Participant may earn an Earned Performance Award as hereinafter provided. The performance of the Operating Unit during a particular Performance Period will be measured using the Performance Measure established for that Performance Period by the Board in accordance with Section 6. In the event such performance for such Performance Period is below the minimum Performance Measure established therefor, no Earned Performance Award will be paid to Participants in respect thereof. In no event shall an Earned Performance Award exceed $3 million dollars.

5. Target Performance Award.  Each Participant shall be assigned a Target Performance Award at the beginning of the Performance Period, as determined by the Board. The Target Performance Award will be expressed as a percentage of the Participant's base pay at the time the Target Performance Award is assigned. The actual award payable to a Participant at the end of the Performance Period will be determined by applying the percentage achievement of the Performance Measure and multiplying that result against the Target Performance Award to determine the Earned Performance Award.

6. Performance Measure.

(a) The Board will approve for each Performance Period the applicable Performance Measure. Such Performance Measure may be adjusted during a Performance Period to prevent dilution or enlargement of an award as a result of extraordinary events or circumstances as determined by the Board or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges.

(b) The Corporation will: (i) notify each eligible employee who has been selected to participate in this Performance Plan that he or she is a Participant under this Performance Plan for such Performance Period; and (ii) communicate in writing to each Participant the Target Performance Award granted to such Participant pursuant to Section 5 and the Performance Measure applicable to such Participant for such Performance Period.

(c) In the case of a Participant who is a 162(m) Employee, a Performance Measure must be pre-established by the Committee, must be objective, and must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the Performance Measure is attained. A Performance Measure is considered "pre-established" for purposes of this paragraph if it is established in writing by the Committee no later than 90 days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Measure. However, in no event will a Performance Measure be considered to be pre-established if it is established after 25% of a Performance Period has elapsed. A Performance Measure is considered "objective" if a third party having knowledge of the relevant facts could determine whether the Performance Measure is met. A formula or standard is considered "objective" if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.

The Performance Measure may be based on one or more of the following criteria and may be based on attainment of a particular level of, or on a positive change in, a factor: revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profit after taxes), earnings per employee, tangible, controllable or total asset turnover, earnings per share, operating income, total shareholder return, market share, return on equity, return on invested capital, growth in earnings, before-tax return on net assets, after-tax return on net assets, distribution expense, inventory turnover, economic value added (economic profit).

7. Payment of Awards.

(a) Subject to Sections 8 and 9, the value of the Earned Performance Award with respect to a Performance Period will be paid on the 15th day of the Corporation's February fiscal month following the end of the Performance Period (or as soon thereafter as is administratively reasonable), provided the Participant is employed by the Operating Unit as of the last day of such Performance Period, and such payment, if any is earned, shall be made in the following form:  (i) 50% of the value thereof in the form of cash; and (ii) 50% of the value thereof in the form of common stock of HNI Corporation as Bonus Stock or deferred shares, as elected by the Participant, and as granted by the Board under the 1995 Stock-Based Compensation Plan or the 2007 Stock-Based Compensation Plan, if approved by the shareholders of the Corporation. For purposes hereof, an Earned Performance Award will be deemed to be paid as soon as administratively reasonable after the date specified above if it is paid within six months thereafter. All Earned Performance Awards that are paid in cash will be paid in U.S. dollars. The Corporation may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws. In the case of a Participant who is a 162(m) Employee, the Committee shall certify the extent to which the Participant has satisfied each of his or her Performance Measure.

(b)  All Earned Performance Awards paid to the Chief Executive Officer and Chief Financial Officer of the Corporation under this Plan are subject to forfeiture as provided in Section 304 of the Sarbanes-Oxley Act of 2002, and the implementing rules and regulations. Notwithstanding anything in the Plan to the contrary, the Board may reduce the amount of, or completely eliminate, an Earned Performance Award otherwise payable to a Participant for a Performance Period if the Board determines that due to the Participant's performance or behavior during or immediately following such Performance Period the Participant should not be entitled to the Earned Performance Award.

8. Termination of Employment.

(a)  If a Participant terminates employment with the Corporation and its Subsidiaries due to death, Disability, or Retirement occurring before the last day of a Performance Period, the Participant's Earned Performance Award, if any, will be payable as soon as practicable after the end of such Performance Period, and the value of such Award shall be equal to a value, determined using the Performance Measure as of the end of the Performance Period, equal to the product of: (i) the number of the Target Performance Award; multiplied by (ii) a fraction, the numerator of which is the number of months in the Performance Period that occurred prior to such termination of employment, and the denominator of which is the total number of months in such Performance Period. For these purposes, a Participant will be credited with a month during a Performance Period only if he or she is employed for at least 15 days during the month.

(b)  Except as provided in Section 9, if a Participant's employment with the Corporation and its Subsidiaries terminates for any reason other than death, Disability or Retirement before the last day of a Performance Period, the Participant will not be entitled to any payment or award under this Performance Plan unless otherwise determined by the Board.

9. Change in Control of the Corporation.

(a)  In connection with a Change in Control of the Corporation, the value of each Target Performance Award shall be determined by the Board prior to the effective date of the Change in Control, and each Participant's Target Performance Award will become payable without proration within 30 days prior to such date.

(b) A "Change in Control of the Corporation" shall mean:

(i) the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock"); or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Corporation; (II) any acquisition by the Corporation; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (IV) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this paragraph; or

(ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

10. Sale of Operating Unit. Except as provided in paragraph 9, in the event of the sale of substantially all of the stock or assets of an Operating Unit, with respect to each Participant employed by such Operating Unit on the date of such sale, the value of each Award shall be determined as of the date of such sale by the Board based on the percentage of the Performance Measure completed as of the date of sale, the number of months of the Performance Period completed at the time of sale, the actual purchase price of the Operating Unit and such other factors as the Board deems relevant in light of the circumstances of the sale. Payments pursuant to this Section 10 shall be made 60 days, or as soon thereafter as is administratively reasonable, following the date of the sale. For these purposes, a month will be considered to have been completed at the time of the sale only if the sale occurs later than the 14th day of the month.

11. Transfers and Changes in Responsibilities.

(a)  If a Participant's responsibilities materially change or the Participant is transferred during a Performance Period to another Operating Unit or to a position that is not designated or eligible to participate in this Performance Plan, the Corporation may, as determined by the Board, either: (i) continue the Participant's participation in this Performance Plan and establish a new Target Performance Award and Performance Measure for the Participant with respect to his or her new position; or (ii) terminate the Participant's participation in this Performance Plan and, as of the date of such change or transfer, prorate the Participant's Target Performance Award on the basis of the ratio of the number of months of the Participant's participation during the Performance Period to which such Target Performance Award relates to the aggregate number of months in such Performance Period. For these purposes, a Participant will be considered to have participated for a month during a Performance Period only if he or she participated for at least 15 days during the month.

(b) If in the event of such a change or transfer and the Participant's participation in this Performance Plan is not terminated pursuant to Section 11(a)(ii), then the Participant's Earned Performance Award will be prorated on the basis of the number of months of service by the Participant at each Operating Unit during the Performance Period. For these purposes, a Participant will be credited with a month of service at an Operating Unit only if he or she was employed by the Operating Unit for at least 15 days during the month.

12. Security of Payment of Benefits. Unless otherwise determined by the Board, all Earned Performance Awards will be paid from the Corporation's general assets, and nothing contained in this Performance Plan will require the Corporation to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Corporation.

13. Administration of the Plan.

(a)   This Performance Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Performance Plan to the Committee. Notwithstanding the forgoing, in the case of any 162(m) Employee, the Committee shall have sole and exclusive authority to: (i) establish the Performance Measures for such employee; (ii) determine and certify the achievement of the Performance Measures for such employee, and (iii) make any other discretionary decision affecting such employee under the Plan.

(b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Performance Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Performance Plan. All such actions will be in the sole discretion of the Board and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Performance Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Board in its sole discretion pursuant to any provision of this Performance Plan or any provision of such agreement, notification, or document will be final and conclusive.

(c) The existence of this Performance Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Corporation to take any other action, including in respect of the grant or award of any annual or long-term incentive or other right or benefit, whether or not authorized by this Performance Plan, subject only to limitations imposed by other benefit plans of the Corporation and by applicable law.

14. Miscellaneous.

(a)   This Performance Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

(b) Except as otherwise provided in this Performance Plan, no right or benefit under this Performance Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

(c) This Performance Plan may be amended or terminated from time to time by the Board. In the event this Performance Plan is terminated before the last day of a Performance Period, the Earned Performance Award otherwise payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Performance Plan had not been terminated. For these purposes, a month will be considered to have been completed at the time of the amendment or termination only if the amendment or termination is effective later than the 14th day of the month. Any such termination shall comply with the requirements of Section 409A of the Code.

The Performance Plan will be terminated in the event the shareholders of the Corporation approve a complete liquidation or dissolution of the Corporation that will be taxed under Section 331 of the Code. In such case, the value of each Target Performance Award shall be determined by the Board prior to the effective date of the dissolution, and each Participant's Target Performance Award will become payable upon such dissolution.

(d) If any provision in this Performance Plan is held to be invalid or unenforceable, no other provision of this Performance Plan will be affected thereby.

(e) This Performance Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Iowa, without giving effect to the principles of conflict of laws thereof.

15. Effective Date. The amendment and restatement of this Performance Plan set forth herein will become effective as of August 8, 2006.